Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aurora Innovation, Inc.:

We consent to the use of our report dated July 15, 2021, with respect to the balance sheets of Aurora Innovation, Inc., as of December 31, 2020 and 2019, the related statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Santa Clara, California

September 28, 2021